EXHIBIT 10.29

                            ROI Group Associates Inc.

                                SERVICE AGREEMENT

This Agreement is made on August 22, 2006 between China Direct Investments, Inc., a corporation organized and existing under the laws of the State of Delaware with its principal place of business located at 5301 North Federal Highway, Suite 120, Boca Raton, FL 33487 hereinafter referred to as "Client" and ROI Group Associates, Inc., with its principal place of business located at 39 Broadway, 24th Floor, New York, NY 10006, hereinafter referred to as "ROI".

1. RECITALS

Client operates as a consulting and holding company focused on companies in China.

Client desires to engage the services of ROI under the terms and conditions set forth in this agreement.

ROI desires to perform services for the Client under the terms and conditions set forth in this agreement.

   SERVICES

   A. Monitor and respond to incoming investor inquiries
   B. Draft public releases
   C. Organize investor seminars

2. COMPENSATION

Client shall grant to ROI warrants to purchase 50,000 shares of China Direct, Inc. common stock at an exercise price of $4.00 per share. The warrants will expire 5 years from the date of grant. All warrants shall carry piggyback registration rights, a cashless exercise feature as one option of their conversion, and are to be delivered as soon as practicable following the execution of the service agreement. We connmit not to sell the shares underlying the below warrants for as long as we represent the Company.

3. LIMITATION OF LIABILITY

With regard to the services to be performed by each party pursuant to the terms of this Agreement, neither party shall be liable to one another, or to anyone who may claim any right due to this relationship with the Client, for any acts or omissions in the performance of said services on the part of either party or the agents or employees of either party; except when said acts or omissions of either party are due to its willful misconduct. Accordingly, each party shall hold the other free and harmless from any obligations, costs, claims, judgments, attorney fees and attachments arising from or growing out of the services rendered in connection with this agreement. When such liability shall arise due to the willful misconduct of either party, the limit and all liability or claim for damages, costs of defense or expenses on account of any error, omission or professional negligence to be levied against either party by the other shall not exceed the amount of total fees paid by the Client at that time.

4. CONFIDENTIALITY

ROI acknowledges a duty not to disclose with the Client's prior approval during or after its terms of appointment any confidential information relating to the Client or Client's business including that resulting from studies or surveys commissioned and paid for by the Client. The Client in turn acknowledges ROI's right to use any general information regarding Client products or services which it has gained in the course of its appointment and which is to become publicly available for the purpose of providing services to the Client.

39 Broadway, Ste. 2410 - New York, NY 10006 - (212)495-0200 - Fax: (212)495-0746

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                            ROI Group Associates Inc.

The Client recognizes that ROI may provide consulting services to third parties. However, ROI is bound by confidentiality provisions of this Agreement and ROI may not use the information directly or indirectly for the benefit of third parties.

5. REIMBURSED EXPENSES

The following will be billed monthly and assessed at cost:

   A. Travel expenses (with Client approval)
   B. Printing and commercial reproduction
   C. Mailing and courier services
   D. Other outsourced professional services

Any expenses above $5,000 will be pre-approved, in writing, by the Company.

6. APPROVALS

The Client hereby designateds Dr. James Wang, Chief Executive Officer, and Marc Siegel, President, as its representatives, unless otherwise, notified in writing. All material produces by ROI shall be approved in writing by this representative. All works so approved shall be considered to have been accepted by the Client. Further changes in accepted material will be charged to the Client as Additional Work.

7. TERM

The term of this Agreement shall commence on 8/22/06 and terminate on 10/22/06

8. WARRANTY

ROI will perform professional services, obtain findings and prepare recommendations in accordance with generally and currently accepted communications consulting principles and practices. This warranty is in lieu of all other warranties either expressed or implied.

9. MISCELLANEOUS

   A. GOVERNING LAW

   This Agreement shall be binding on and shall be for the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns and shall be governed by the laws of the State of New York.

   B. ENTIRE AGREEMENT

   This Agreement constitutes the entire Agreement about understanding between ROI and the Client and supersedes any and all other Agreements between the parties. No representation or promise, either oral or written, has been made except as specifically set forth herein. Should any part of this Agreement be declared invalid, such invalidity shall not affect the remainder of this Agreement without herein including any portion, which may hereafter be declared invalid.

In witness whereof, the parties have executed this Agreement of the day and year first above written.

ROI GROUP ASSOCIATES, INC.              CHINA DIRECT INVESTMENTS, INC.

/s/ Robert Girodano                     /s/ James Wang
-------------------                     --------------
Robert J. Giordano                      Dr. James Wang
President                               Chief Executive Officer

39 Broadway, Ste. 2410 - New York, NY 10006 - (212)495-0200 - Fax: (212)495-0746

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